Exhibit 23.4




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) of Fred Meyer, Inc. (the "Registrant") pertaining to the Prospectus relating to the stock option plans of Quality Food Centers, Inc. and to the incorporation by reference of our report dated January 27, 1997, with respect to the consolidated financial statements of Smith's Food & Drug Centers, Inc., a subsidiary of the Registrant, incorporated by reference in its annual report (Form 10-K) for the year ended December 28, 1996, filed with the Securities and Exchange Commission and incorporated by reference in the Fred Meyer, Inc. Form 8-K filed with the Securities and Exchange Commission on September 9, 1997.


                                       ERNST & YOUNG LLP

Salt Lake City, Utah
February 27, 1998